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                                                                    Exhibit 12.1

                       Ratio of Earnings to Fixed Charges
                             Mohawk Industries, Inc.



                                                                    Fiscal Year
                                           -------------------------------------------------------
                                             1997         1998         1999      2000        2001
                                           -------------------------------------------------------

Fixed charges:
Portion of rent expense representative
  of interest                             $   6,989       9,115       9,468      12,129     13,023
Capitalized interest                            799       1,661       3,213       3,097      1,885
Interest expensed                            36,474      31,023      32,632      38,044     29,787
                                          ---------    --------    --------    --------   --------
Total fixed charges (1)                   $  44,262      41,799      45,313      53,270     44,695
                                          =========    ========    ========    ========   ========

Earnings:
Earnings before income taxes              $ 131,429     194,806     259,899     267,629    291,416
Fixed charges                                44,262      41,799      45,313      53,270     44,695
less:
Capitalized interest                           (799)     (1,661)     (3,213)     (3,097)    (1,885)
                                          ---------    --------    --------    --------   --------
Total earnings (2)                        $ 174,892     234,944     301,999     317,802    334,226
                                          =========    ========    ========    ========   ========

Ratio of earnings to fixed charges             3.95        5.62        6.66        5.97       7.48
Insufficiency of earnings to cover                -           -           -           -          -
  fixed charges
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(1) Fixed charges are equal to lease interest on leases, capitalized interest and interest expense.
(2) Earnings are earnings before income taxes plus fixed charges less capitalized interest.